Exhibit 2.1

DATED 2 November 2022

GLOBAL CROSSING TELECOMMUNICATIONS, INC.

LEVEL 3 INTERNATIONAL SERVICES, INC.

LEVEL 3 INTERNATIONAL, INC.

CENTURYLINK COMMUNICATIONS, LLC

as Sellers

LEVEL 3 PARENT, LLC

as Sellers’ Guarantor

COLT TECHNOLOGY SERVICES GROUP LIMITED

as Buyer

PUT OPTION AGREEMENT

for the sale and purchase of the share capital of the companies listed in schedule 1 to the SPA

Contents

Clause	Name	Page

1	Definitions and interpretation	1
2	Put Option	3
3	Financing of the Transaction	4
4	Consultation Process	4
5	Conduct and non-solicit	5
6	Regulatory Approvals	5
7	Termination	5
8	Warranties	6
9	Exchange	6
10	Costs	7
11	General	7

Schedule	Name	Page

	Put Option Exercise Notice	8

Execution Page		9

DATED     2 NOVEMBER 2022

PARTIES

(1)

GLOBAL CROSSING TELECOMMUNICATIONS, INC., a corporation formed in the State of Delaware, United States with company number 2330300 whose registered office is at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 United States of America ( “GCT”)

(2)

LEVEL 3 INTERNATIONAL SERVICES, INC., a corporation formed in the State of Delaware, United States with company number 2887924 whose registered office is at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 United States of America (“L3IS”)

(3)

LEVEL 3 INTERNATIONAL, INC., a corporation formed in the State of Delaware, United States with company number 2921813 whose registered office is at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 United States of America (“L3I”)

(4)

CENTURYLINK COMMUNICATIONS, LLC, a limited liability company formed in the State of Delaware, United States with company number 642301 whose registered office is at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 United States of America (“CCL” and together with GCT, L3IS and L3I, the “Sellers”, and “Seller” means any one of them)

(5)

LEVEL 3 PARENT, LLC, a company incorporated in a corporation formed in the State of Delaware, United States with company number 6195280 whose registered office is at 1025 Eldorado Blvd Broomfield, Colorado 80021 United States (the “Sellers’ Guarantor”)

(6)

COLT TECHNOLOGY SERVICES GROUP LIMITED, a company incorporated in England and Wales with registered number 03232904 whose registered office is at Colt House, 20 Great Eastern Street, London, England, EC2A 3EH (the “Buyer”)

BACKGROUND

(A)	The Buyer has agreed to grant to the Sellers certain put options in relation to the Shares on the terms of this Agreement.

(B)	The Sellers’ Guarantor has agreed to guarantee the performance of the Sellers’ obligations under this Agreement and the other Transaction Documents.

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1	Unless expressly defined herein, all defined terms set out in this Agreement shall have the same meaning as set out in the SPA.

1.2	In this Agreement:

“Consultation Process” is defined in Clause 4.1.

“Consultation Beneficiaries” is defined in Clause 4.1.

“Exercise Notice” is defined in Clause 2.4

“Option Period” is defined in Clause 2.3.

“Put Option” is defined in Clause 2.1.

“SPA” means the share purchase agreement in the agreed form to be entered into between the Sellers and the Buyer in connection with the sale and purchase of the Shares.

1.3	In this Agreement, unless otherwise stated:

(a)	reference to this Agreement is to this Agreement as varied, supplemented, novated or replaced from time to time;

(b)	reference to a document or a provision of a document is to that document or provision as varied, supplemented, novated or replaced from time to time;

(c)

reference to a document being in “agreed form” means, in relation to any document, the form of that document which has been identified in writing (including by way of email) by the Buyer’s Solicitors and the Sellers’ Solicitors as being in agreed form;

(d)	reference to a statute or statutory provision, enactment, EU directive or EU regulation includes a reference to:

(i)

any statutory amendment, modification, replacement consolidation or re-enactment of it from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this Agreement would extend or increase the liability of any party to another under this Agreement; and

(ii)	all orders, regulations, instruments or other subordinate legislation (as defined in section 21(1) of the Interpretation Act 1978) made under it to the extent in force at the date of this Agreement.

(e)

unless otherwise specified, or required for the purpose of enforcement or interpretation, all references to statutes, statutory provisions or enactments are to statutes, statutory provisions or enactments of England;

(f)

references to any English statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English statutory provision or legal term or other legal concept, state of affairs or thing;

(g)	reference to a party is to a party to this Agreement and includes a reference to that party’s successors and permitted assignees;

(h)	reference to a “person” includes a legal or natural person, partnership, association, trust, company, corporation, joint venture, government, state or agency of the state or other body;

(i)

reference to a governmental, regulatory or administrative authority or other agency or body that ceases to exist or is reconstituted, renamed or replaced or has its powers or function removed, means the agency or body which performs most closely the functions of that authority, agency or body;

(j)	a Clause or Schedule is to a Clause of or Schedule to, this Agreement and any reference to this Agreement includes its Schedules;

(k)

the terms “parent undertaking”, “subsidiary undertaking” and “undertaking” (and, unless the context otherwise requires, other terms used in this Agreement that are defined in the Companies Act 2006) shall be interpreted in accordance with the Companies Act 2006;

(l)	references to “writing” or “written” include any method of reproducing words or text in a legible and non-transitory form and, for the avoidance of doubt, shall include text transmitted by e-mail;

(m)	references to any “matter” shall be deemed to include any fact, matter, event or circumstance; and

(n)	reference to the time of day is to the time in London.

1.4	In this Agreement the interpretation of general words shall not be restricted by words indicating a particular class or particular examples and “including” means “including without limitation”.

2	PUT OPTION

2.1

In consideration of the payment of $1 by the Sellers to the Buyer (receipt of which is hereby acknowledged by the Buyer), the Buyer grants to the Sellers an option to require the Buyer to execute the SPA and acquire the Shares in accordance with the terms of this Agreement and subject to the terms and conditions set forth in the SPA (the “Put Option”).

2.2

By countersigning this Agreement, the Sellers accept the Put Option solely as an option without any undertaking to exercise it and without any obligation or commitment whatsoever to sell all or part of the Shares to the Buyer.

2.3

The Put Option shall remain valid until 11.59pm (UK time) on the date that is the earlier of (i) two weeks following the Consultation End Date and (ii) 4 months after the date of this Agreement (the “Option Period”).

2.4

The Put Option may be exercised at any time until the end of the Option Period, at the sole discretion of the Sellers, by written notice in the form attached hereto as Schedule 1 sent by the Sellers, to the Buyer in accordance with the provisions of Clause 29 of the SPA (the “Exercise Notice”).

2.5

The Exercise Notice shall specify a date for signature of the SPA by the Sellers and the Buyer (the “SPA Signing Date”) that is a Business Day no earlier than two (2) Business Days after the date of the Exercise Notice and no later than five (5) Business Days after the date of the Exercise Notice (unless another date is mutually agreed by the Sellers’ Representative and the Buyer).

2.6

If an Exercise Notice has been sent by the end of the Option Period, the Buyer and the Sellers and the Sellers’ Guarantor hereby irrevocably and unconditionally undertake to sign and enter into the SPA on the SPA Signing Date and the sale of the Shares in accordance with the terms and conditions set forth in the SPA shall be definitive and shall, subject to Clause 7.3 below, take effect from the SPA Signing Date.

2.7	The Sellers and the Sellers’ Guarantor undertake that they will not and will procure that each other member of the Sellers’ Group will not:

(a)	enter into any agreement with any third party in respect of acquiring the Shares (or any of them) or the whole or any part of the Business (including the shares in the capital of any Subsidiary); and

(b)

enter into or carry on discussions with, or provide any information to, any third party in connection with a possible transaction in relation to the Shares or the whole or any part of the Business (including the shares in the capital of any Subsidiary), without the prior written consent of the Buyer until the date that is the earlier of (i) execution of the SPA and (ii) 12 months after the date of this Agreement.

3	FINANCING OF THE TRANSACTION

The Buyer confirms that it has access to debt and equity financing in an amount sufficient to pay the Consideration when due under the SPA and that its obligations, if the Put Option is exercised, pursuant to the SPA are not conditional on the availability and/or drawing of such financing.

4	CONSULTATION PROCESS

4.1

The parties hereby acknowledge and agree that, in accordance with applicable laws, before any decision is made by the Sellers to enter into the SPA, the social and economic committee (comité social et économique/CSE) (the “CSE”) of Lumen Technologies France SAS (“Consultation Beneficiaries”) shall be informed and consulted about the Transaction (“Consultation Process”).

4.2	The Sellers will use reasonable endeavours to cause Lumen Technologies France SAS to:

(a)

subject to Clause 4.3(c), promptly initiate, and in any event within no later than ten (10) Business Days after the date hereof, the Consultation Process and pursue diligently and use all reasonable means in order to complete the Consultation Process as soon as reasonably practicable;

(b)	inform the Buyer of the progress of the Consultation Process; and

(c)	notify the Buyer of completion of the Consultation Process within five (5) Business Days after the Consultation Process has been completed.

4.3	The Buyer agrees that:

(a)

it shall procure that senior representatives of the Buyer attend virtually at least one (1) meeting of the CSE and meet with the relevant employees and employee representatives where and when requested upon reasonable prior notice;

(b)

more generally, it shall provide reasonable assistance and cooperation with a view to completing the Consultation Process in a timely manner and in any event before the expiration date of the Option Period; and

(c)

it shall promptly provide to the Sellers’ Representative any reasonable information that is requested by the Sellers or CSE in connection with the Consultation Process, including the structure of the Buyer’s Group.

4.4	Nothing in this Agreement shall restrict any disclosure being made by the Buyer or the Sellers to the CSE in connection with the Consultation Process.

4.5	The Exercise Notice shall confirm to the Buyer the completion of the Consultation Process.

4.6	For the purpose of this Agreement, the Consultation Process shall be deemed to have been completed in relation to the Transaction (the “Consultation End Date”) on the earlier of:

(a)

the CSE has issued an opinion (either positive or negative) with respect to the Transaction as documented by duly signed minutes of the meeting (or an excerpt thereof) during which such opinion has been issued; and

(b)

in the absence of any such opinion, as regards Lumen Technologies France SAS, as at the date on which the Sellers’ Representative have determined in good faith that the CSE is deemed to have rendered an opinion following the expiration of the period provided under article R. 2312-6 of the French Labor Code (or the expiration of such longer period as may be ordered by the competent court in accordance with article L. 2312-15 of the French Labor Code).

4.7	The Buyer acknowledges that, following completion of the Consultation Process, a final decision will be made by the Sellers regarding the Transaction.

5	CONDUCT AND NON-SOLICIT

5.1

Until the earlier of (i) the execution of the SPA and (ii) the expiration of the Option Period, the Sellers undertake to comply with the provisions of Clauses 6.1, 6.3 and 6.6, 6.8 (to the extent permitted by applicable Law) and Clause 11.1(b) (subject to Clause 11.4) of the SPA as if the same were in effect as from the date hereof.

5.2	Promptly after the date of the Put Option Agreement a representative from the Sellers and a representative of the Buyer shall discuss the key steps of the Reorganisation.

5.3

Until the earlier of (i) the execution of the SPA and (ii) the expiration of the Option Period, the Buyer undertakes to comply with the provisions of Clause 11.5(a) (subject to Clause 11.6) of the SPA as if the same were in effect as from the date hereof.

6	REGULATORY APPROVALS

Until the earlier of (i) the execution of the SPA and (ii) the expiration of the Option Period, the parties undertake to comply with the provisions of Clauses 5 of the SPA as if the same were in effect as from the date hereof.

7	TERMINATION

7.1

The Buyer’s obligations under this Agreement, in particular its undertakings to sign and enter into the SPA and to acquire the Shares in accordance with the terms and subject to the conditions of the SPA, are irrevocable and unconditional and may not be withdrawn for any reason whatsoever (including, for the avoidance of doubt, prior to the exercise of the Put Option). For the avoidance of doubt, any attempt by the Buyer to withdraw prior to, upon or further to the exercise of the Put Option shall be unenforceable against the Sellers and shall not prevent the implementation of the obligations of the Buyer under this Agreement.

7.2

If no Exercise Notice has been sent by the end of the Option Period, this Agreement shall automatically terminate at the end of the Option Period and the Sellers shall pay to the Buyer a termination fee of $54,000,000 within 5 Business Days of the end of the Option Period.

7.3

In the event that the Put Option has been duly exercised by the Sellers prior to the end of the Option Period, if either the Sellers, the Sellers’ Guarantor or the Buyer has failed to execute the SPA on the SPA Signing Date, in breach of its obligations in Clause 2.6 above, the non-breaching party shall be entitled to terminate this Agreement by sending a notice to the party in breach within two (2) business days of the SPA Signing Date. Such termination shall be without prejudice to any other rights or remedies that the non-breaching party may have against the breaching party with respect to any other breach hereunder.

7.4

Without prejudice to any other rights or remedies that the parties may have, each party acknowledges and agrees that damages alone would not be an adequate remedy for a party’s failure to perform any of its undertakings or obligations under this Agreement. Accordingly, without prejudice to any other rights or remedies that any party may have, including the right to claim for damages, any party may seek injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

8	WARRANTIES

8.1	The Buyer warrants to the Sellers as follows:

(a)	It is a company duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation.

(b)	It has the power and authority to enter into the Transaction Documents and to fully perform its obligations under them in accordance with their terms.

(c)

It does not require the consent, approval or authority of any other person to enter into or exercise its rights or perform its obligations under the Transaction Documents except the consents and approvals contemplated by the Conditions.

(d)

It is not a party to any litigation, arbitration or administrative proceedings nor is it the subject of any governmental, regulatory or official investigation or enquiry which is in progress or threatened or pending and which has or could have a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents.

(e)

No corporate action or other steps have been taken by it or legal proceedings started or threatened against it for its winding up or dissolution; or for it to enter into any arrangement or composition for the benefit of creditors; or for the appointment of a receiver, administrator, administrative receiver, liquidator, supervisor, compulsory manager, trustee or similar person of any of its revenues or assets.

9	EXCHANGE

9.1	On exchange of this Agreement:

(a) the Sellers shall deliver or make available to the Buyer:

(i)	a copy of the resolution adopted by the Sellers’ Guarantor’s board of directors authorising the entry of the Sellers’ Guarantor into the Transaction Documents to which it is a party; and

(ii)	a copy of any power of attorney under which any Transaction Document has been executed on behalf of the Sellers (if any);

(b)	the Buyer shall deliver or make available to the Sellers:

(i)	a copy of the resolution adopted by the Buyer’s board of directors authorising the entry of the Buyer into the Transaction Documents to which it is a party; and

(ii)	a copy of any power of attorney under which any Transaction Document has been executed on behalf of the Buyer (if any).

10	COSTS

Each party shall pay the costs and expenses incurred by it in connection with the preparation and negotiation of this Agreement.

11	GENERAL

Clauses 14 to 32 of the SPA shall apply mutatis mutandis to this Agreement as if set out herein.

Signed by the duly authorised representatives of the parties on the date of this Agreement

Schedule : Put Option Exercise Notice

Schedule 1

Put Option Exercise Notice

From:	[ ]

(together the “Sellers” or “us”)

[Date]

To:	[Name] [Address] Attention: [•]

STRICTLY PRIVATE AND CONFIDENTIAL

Project Merlin – Put Option – Exercise Notice

Dear Sirs,

Reference is made to the Agreement entered into between the Sellers, the Buyer [and the Sellers’ Guarantor] dated [•] 2022 with respect to the Transaction (the “Put Option Agreement”).

Capitalised terms and expressions used and not otherwise defined herein shall have the meaning ascribed to them in the Put Option Agreement.

This is the Exercise Notice referred to in paragraph [•] of the Put Option Agreement.

On behalf of the Sellers, we hereby:

(a)	confirm that, pursuant to paragraph [•] of the Put Option Agreement, Consultation Process has been completed; and

(b)	irrevocably and unconditionally exercise the Put Option.

As agreed, the execution of the SPA will take place on [•] 2022 at [•].

Yours faithfully,

EXECUTION PAGE

Signed by Robert W. McCarthy	) )	/s/ Robert W. McCarthy
for and on behalf of Global Crossing Telecommunications, Inc.	)
Duly authorised person

Signed by Robert W. McCarthy	) )	/s/ Robert W. McCarthy
for and on behalf of Level 3 International Services, Inc.	)
Duly authorised person

Signed by Robert W. McCarthy	) )	/s/ Robert W. McCarthy
for and on behalf of Level 3 International, Inc.	)
Duly authorised person

Signed by Robert W. McCarthy	) )	/s/ Robert W. McCarthy
for and on behalf of CenturyLink Communications, LLC	)
Duly authorised person

Signed by Caroline Griffin Pain	) )	/s/ Caroline Griffin Pain
for and on behalf of Colt Technology Services Group Limited	)
Duly authorised person

Signed by Robert W. McCarthy	) )	/s/ Robert W. McCarthy
for and on behalf of Level 3 Parent, LLC	)
Duly authorised person